Exhibit 99.1

PQ CORPORATION ANNOUNCES RECORD FISCAL 2006 SALES AND A 27% INCREASE IN ADJUSTED EBITDA

Berwyn, PA—March 30, 2007—PQ Corporation (“PQ” or the “Company”) today reported its results for the year ended December 31, 2006.

On February 11, 2005, affiliates of J.P. Morgan Partners, L.L.C. (“JPMP”), together with certain members of management, completed their acquisition of the Company (the “Acquisition Transaction”). The Company has made an assessment of the fair market value of assets acquired and liabilities assumed, utilizing an independent appraisal firm. The results of this assessment and valuation estimates have been recorded in the balance sheets as of December 31, 2006 and 2005, and their effects are reflected in the results of operations for the year ended December 31, 2006 and for the forty-six weeks ended December 31, 2005.

The discussion below of the year ended December 31, 2005 is based upon the combination of the consolidated results of operations for the six weeks ended February 11, 2005 (“Predecessor” period) and the consolidated results of operations for the forty-six weeks ended December 31, 2005 (“Successor” period).  This combination represents what we believe is the most meaningful basis for comparison of the fiscal 2006 results with those of the fiscal 2005 results, although the combination is not in accordance with accounting principles generally accepted in the U.S. (“GAAP”).  We present this comparison because the customer base, products and manufacturing facilities are substantially the same under the Successor as they were under the Predecessor.

Fourth Quarter 2006 Summary

The Company reported 2006 fourth quarter sales of $160.7 million, up $11.9 million, or 8%, from $148.8 million for the fourth quarter of 2005.  Increases in average selling prices and improved product mix accounted for the majority of the quarter-over-quarter sales growth.  Selling price increases were across most product lines and geographic regions during the quarter.

Adjusted EBITDA (as defined under “Non-GAAP Financial Measures”) was $31.7 million for the fourth quarter of 2006 compared to $21.2 million in the year ago period, an increase of $10.5 million, or 49%.  The fourth quarter increase in Adjusted EBITDA was driven by selling price increases, favorable changes in product mix, cost containment efforts and increased earnings of our specialty catalyst joint venture.  Net income in the fourth quarter of 2006 was $2.6 million compared to a net loss of $8.2 million in the prior year period. The increase in net income was primarily due to the favorable results from business operations described above.  Also contributing to the increase in net income was lower 2006 non-cash expense associated with the fair market value step-up of assets due to purchase accounting in the amount of $3.4 million.  These improvements to net income were partially offset by increased performance-based compensation accruals in the fourth quarter 2006 versus the prior year period.

Year-to-Date Summary

Net sales for the year ended December 31, 2006 were $708.6 million, up $73.3 million, or 12%, from $635.3 million for the year ended December 31, 2005.  Our Chemicals division contributed $64.8 million and the Potters division contributed $8.5 million to this net sales growth.  Increased average selling prices and favorable changes in product mix contributed approximately 10%, while increased sales volumes and the favorable impact of foreign currency fluctuations contributed 2% to the sales growth from the prior year.  Selling price increases were achieved within both the Chemicals and Potters divisions.  Sales growth attributable to higher average selling prices was driven by price increases that were implemented in response to the higher cost of energy, transportation and raw materials.  Volume increases within the Chemicals division were primarily the result of strong demand in several end-markets including that of drilling additives and laundry detergents.  Potters volume increases were primarily the result of strong demand for engineered glass materials and highway safety beads in North America.

Adjusted EBITDA was $149.1 million for the year ended December 31, 2006 compared to $117.2 million in the year ago period, an increase of $31.9 million or 27%.  Adjusted EBITDA for the year ended December 31, 2005 was prepared on a pro forma basis, as if the Acquisition Transaction had occurred on January 1, 2005.  Our Chemicals division contributed $37.6 million and our Potters division contributed $1.0 million to Adjusted EBITDA growth.  Corporate costs, on a pro forma basis, were higher by $6.7 million primarily due to increases in performance-based compensation accruals in 2006 versus the prior year period as well as increases in certain professional fees.  The increase in Adjusted EBITDA for the year ended December 31, 2006 was driven by selling price and sales volume growth increases within both of our divisions.  In addition, we experienced significant earnings growth from improvements in product mix, especially from our specialty catalyst product lines.

Net income for the year ended December 31, 2006 was $14.2 million compared to a net loss of $41.9 million in the prior year period. In addition to the increases in Adjusted EBITDA described above, the following items contributed to the change in net income (loss):

•                  Lower pre-tax expense relating to transaction and severance costs of $37.6 million consisting primarily of 2005 legal, consulting and non-capitalized financing fees, change-in-control payments to former executives and compensation expense from accelerated vesting of stock options and awards;

•                  Lower pre-tax purchase accounting expense of $10.9 million for the step-up of inventory sold during the period;

•                  Lower pre-tax expense from purchase accounting of $5.0 million relating to the step-up of inventory of our equity affiliates;

•                  Lower pre-tax expense relating to purchase accounting of $3.3 million for the write-off of in-process research and development;

•                  Lower pre-tax expense of $1.9 million relating to a 2005 non-cash charge for accretion of shares subject to mandatory redemption and certain non-recurring environmental costs; and

•                  Lower pre-tax expense from purchase accounting of $4.5 million for the step-up of favorable raw materials contracts; offset by

•                  Incremental 2006 pre-tax interest expense, net in the amount of $13.6 million;

•                  2005 pre-tax gain of $6.3 million for employee benefit plan changes;

•                  2006 management advisory fees of $2.0 million;

•                  Increased pre-tax depreciation expense of $2.2 million; and

•                  Increased tax provision in the amount of $16.2 million, primarily relating to the increase in income before taxes and minority interest.

Michael R. Boyce, Chairman and Chief Executive Officer, commented, “Demand was strong during 2006, providing for record sales and Adjusted EBITDA.  Our Chemicals division delivered a double-digit growth in sales and Adjusted EBITDA and our Potters division provided both sales and EBITDA improvement over the prior year.  We continue to focus on growth initiatives in our specialty chemicals and specialty engineered glass materials product lines.  In these areas we continue to spend significant research and development resources in an effort to expand our product offerings.  In addition, we are focused on our continuous improvement effort in increasing productivity.”

Liquidity

The Company’s total debt at December 31, 2006 was $635.9 million compared with $660.5 million as of December 31, 2005 due primarily to a reduction in the balance of our revolving credit facility. Total cash and cash equivalents at December 31, 2006 were $15.9 million compared to $23.0 million at the end of 2005. As of December 31, 2006, we had no outstanding balance on our revolving credit facility, compared to a $20.0 million draw down on the revolving credit facility as of December 31, 2005.

Net cash provided by operating activities was $59.7 million for the year ended December 31, 2006, and was more than sufficient to fund working capital. The increase in cash provided by operating activities was primarily generated from earnings, less taxes and interest. Working capital increased due to sales growth and increases in inventory production build at year-end. Also contributing to the cash provided by operating activities were dividends paid by our equity affiliates of $16.1 million.

Net cash used in investing activities was $32.1 million, which is net of proceeds of approximately $1.3 million primarily from the sale of real property at one of our Mexican operating facilities. Expenditures for the addition of property, plant and equipment totaled $31.6 million for the year ended December 31, 2006.  Slightly more than half of the 2006 capital spending was for routine replacement of operating machinery and equipment; and health, safety and environment projects while the remainder was for the expansion of production facilities and cost reduction initiatives.  In comparison, expenditures for the addition of property, plant and equipment were $28.1 million for the year ended December 31, 2005.

Net cash used in financing activities was $35.6 million. We paid cash dividends of $2.3 million to Holdings, paid down $20.2 million of our revolver, and made principal payments of $4.5 million for long-term debt during the year ended December 31, 2006.

YEAR END CONFERENCE CALL

Management will host its year end operating results conference call on Tuesday, April 3, 2007 at 2:00 p.m. Eastern Time.  To access the call, dial 800-399-7899 and reference conference name: PQ Corporation and leader name: Jim Cox.  A replay of the call will be available until April 10, 2007 by dialing 800-642-1687 or 706-645-9291 and referencing ID# 3836879.

Please note:  Recording of the call is prohibited without the express written consent of PQ.

ABOUT PQ CORPORATION

PQ (www.pqcorp.com) is a leading producer of inorganic specialty chemicals and engineered glass materials.  The Company conducts operations through two principal businesses: the Chemicals division, which develops, manufactures and sells silicate-based specialty chemicals, and the Potters division, which manufactures and sells highly engineered solid and hollow glass spheres.  The Company’s products are used in a variety of predominantly niche applications in a diverse range of industrial, consumer and governmental end-markets.  The Company operates 60 manufacturing sites in 19 countries on five continents and has one of the most comprehensive global manufacturing and distribution networks serving customers in PQ’s end-markets.

SAFE HARBOR FOR FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

The following important factors could affect future results: changes in demand for PQ’s products; fluctuations in interest rates, exchange rates and currency values; availability and pricing of raw materials; fluctuations in energy prices; changes in end-use markets in which PQ’s products are sold; changes in general economic conditions and competition in North America, Europe and other locations in which PQ does business; technological changes affecting production; government and environmental laws and regulations and changes in those laws and regulations; the PQ’s high level of indebtedness; and risks related to the implementation of the Company’s business strategies and plans.

Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

PQ CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2005

(in thousands)

(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$15,878	$22,972
Receivables, net	98,418	90,714
Inventories	98,911	84,239
Prepaid and other current assets	9,960	38,333
Total current assets	223,167	236,258
Investments in affiliated companies	70,185	64,417
Property, plant and equipment, net	319,469	318,337
Goodwill	229,904	234,483
Tradenames	53,000	53,000
Other intangible assets, net	59,003	77,709
Other long-term assets	33,551	45,669
Total assets	$988,279	$1,029,873

LIABILITIES
Revolver, notes payable and current maturities of long-term debt	$5,782	$26,689
Cash overdraft	1,915	9,957
Accounts payable	53,238	51,302
Accrued liabilities	59,691	53,978
Total current liabilities	120,626	141,926
Long-term debt	630,109	633,821
Deferred income taxes	104,964	127,806
Other long-term liabilities	69,973	74,714
Total liabilities	925,672	978,267
Minority interest in equity of subsidiaries	4,974	5,047
Commitments and contingencies
Common stock, Series A	—	—
Additional paid-in capital	75,398	78,369
Retained earnings (accumulated deficit)	(20,990)	(35,146)
Accumulated other comprehensive income	3,225	3,336
Total stockholder’s equity	57,633	46,559
Total liabilities and stockholder’s equity	$988,279	$1,029,873

PQ CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	Successor		Predecessor
	Year	Forty-six	Six weeks
	ended	weeks ended	ended
	December 31,	December 31,	February 11,
	2006	2005	2005

Sales	$708,589	$571,138	$64,195
Cost of goods sold	549,927	463,102	48,576
Gross profit	158,662	108,036	15,619
Selling, general and administrative expenses	86,903	77,317	11,221
Other operating expense	12,486	22,558	12,267
Operating income (loss)	59,273	8,161	(7,869)
Equity in net income (loss) from affiliated companies	21,341	3,108	(265)
Interest expense, net	51,894	37,529	771
Other (income) expense	(141)	8,218	356
Income (loss) before taxes and minority interest	28,861	(34,478)	(9,261)
Provision (benefit) for income taxes	13,997	361	(2,522)
Minority interest	708	307	59
Net income (loss)	$14,156	$(35,146)	$(6,798)

	Three months	Three months
	ended	ended
	December 31,	December 31,
	2006	2005

Sales	$160,721	$148,856
Cost of goods sold	127,161	123,303
Gross profit	33,560	25,553
Selling, general and administrative expenses	25,643	20,982
Other operating expense	3,099	5,527
Operating income (loss)	4,818	(956)
Equity in net income (loss) from affiliated companies	9,434	402
Interest expense, net	13,077	11,159
Other (income) expense	(282)	690
Income (loss) before taxes and minority interest	1,457	(12,403)
Provision (benefit) for income taxes	(1,327)	(4,245)
Minority interest	204	64
Net income (loss)	$2,580	$(8,222)

PQ CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Successor		Predecessor
	Year	Forty-six	Six weeks
	ended	weeks ended	ended
	December 31,	December 31,	February 11,
	2006	2005	2005
Cash flows from operating activities:
Net income (loss)	$14,156	$(35,146)	$(6,798)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,810	40,174	4,436
Amortization of deferred financing costs	2,440	2,012	29
Postretirement healthcare benefits	(1,413)	(963)	(138)
Pension funding (greater) less than expense	(987)	212	30
Net gain on benefit plan curtailments	—	(6,253)	—
Deferred income taxes	(1,379)	(13,286)	(2,855)
Net loss on asset disposals	192	341	—
Write-off of acquired in-process research and development	—	3,338	—
Charges related to purchase accounting fair value adjustments	15,167	35,532	—
Stock compensation	108	94	2,499
Accretion of shares subject to mandatory redemption	—	—	330
Equity in net (income) loss from affiliated companies	(22,532)	(9,252)	265
Dividends received from affiliated companies	16,070	6,500	—
Minority interest in earnings of subsidiaries	708	307	59
Working capital changes that (used) provided cash:
Receivables	(3,896)	(4,744)	(2,482)
Inventories	(12,286)	4,431	(9,000)
Prepaids and other current assets	280	1,600	(467)
Accounts payable and accrued liabilities	7,967	(7,768)	7,858
Other, net	(1,741)	1,590	(731)

Net cash provided by (used in) operating activities	59,664	18,719	(6,965)

Cash flows from investing activities:
Proceeds from sale of capital assets	1,302	—	—
Purchases of property, plant and equipment	(31,645)	(25,733)	(2,358)
Purchase of other intangible assets	(1,716)	—	—
Merger consideration	—	(626,000)	—
Merger costs, capitalized	—	(6,485)	—

Net cash used in investing activities	(32,059)	(658,218)	(2,358)

Cash flows from financing activities:
Revolver and notes payable	(20,174)	23,938	46,108
Cash overdrafts	(8,205)	6,549	(1,251)
Issuance of long-term debt	—	365,000	—
Issuance of senior notes	—	275,000	—
Debt acquisition costs	—	(17,631)	—
Repayments of long-term debt	(4,482)	(2,588)	—
Repayment of Predecessor debt	—	(114,274)	—
Proceeds from issuances of treasury stock	—	—	1,161
Purchases of stock	—	—	(47)
Equity contribution	—	163,600	—
Distributions to minority shareholders	(401)	(629)	—
Dividend distribution	(2,346)	(85,325)	—

Net cash (used in) provided by financing activities	(35,608)	613,640	45,971

Effect of exchange rate changes on cash	909	74	(700)

Net change in cash and cash equivalents	(7,094)	(25,785)	35,948

Cash and cash equivalents at beginning of year	22,972	48,757	12,809

Cash and cash equivalents at end of year	$15,878	$22,972	$48,757

NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with GAAP, PQ also discloses adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), which is a non-GAAP measure, on a pro forma basis as if the Acquisition Transaction had occurred on January 1, 2005.  Management believes that presenting Adjusted EBITDA as a supplemental measure is important for investors to better understand the Company’s underlying operational and financial performance and to facilitate comparison of results between periods.  However, you should not consider Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of PQ’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as a measure of cash flows or as a liquidity measure.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization as further adjusted to eliminate the impact of a number of items the Company does not consider indicative of the Company’s ongoing operating performance and to give effect to certain other items. The Company presents Adjusted EBITDA because the Company considers it an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in PQ’s industry, many of which present Adjusted EBITDA when reporting their results.  Although management believes that providing this additional information to investors regarding PQ’s ability to meet debt service, capital expenditures and working capital requirements enables investors to better assess and understand operating performance, management does not intend for the information to be considered in isolation or as a substitute for GAAP measures.  Other companies may define Adjusted EBITDA or similar measures differently.

In addition, PQ’s credit agreement and indenture use Adjusted EBITDA to measure its compliance with covenants such as interest coverage and debt incurrence. Adjusted EBITDA is also widely used by the Company and others in PQ’s industry to evaluate and price potential acquisition candidates.

The most directly comparable GAAP measure to Adjusted EBITDA is net income (loss).  Set forth below is a reconciliation of net income (loss) to Adjusted EBITDA for 2006 results compared to 2005 results.

PQ CORPORATION AND SUBSIDIARIES

PRO FORMA (*) ADJUSTED EBITDA

(in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net income (loss)	$2,580	$(8,222)	$14,156	$(41,944)
Provision (benefit) for income taxes	(1,327)	(4,245)	13,997	(2,161)
Interest expense, net	13,077	11,159	51,894	38,300
Depreciation and amortization	11,895	12,922	46,810	44,610

EBITDA	26,225	11,614	126,857	38,805

Favorable Raw Materials Contracts (a)	2,746	6,195	13,977	18,453
Inventory step-up (b)	—	—	—	10,935
In-Process R&D (c)	—	—	—	3,338
Equity in earnings of affiliates step-up (d)	297	255	1,190	6,144
Losses on disposal long-lived assets	174	330	192	341
Operational restructuring charges (e)	1,702	2,769	4,361	12,635
Non-recurring environmental, legal and other costs (f)	12	(401)	(13)	1,882
Benefit plan curtailments (g)	—	(274)	—	(6,253)
Management advisory fees	500	—	2,000	—
Transaction-related costs (h)	—	749	543	29,894
Adjusted EBITDA	$31,656	$21,237	$149,107	$116,174

Pro forma adjustments (*):
Pension/OPEB amortization (i)	—	—	—	430
Legacy shareholder costs (j)	—	—	—	585
Proforma adjusted EBITDA	$31,656	$21,237	$149,107	$117,189

*                 Additional adjustments made after giving pro forma effect to the Acquisition Transaction as if it had occurred January 1, 2005.

Note:  The Adjusted EBITDA of the Predecessor and Successor periods have been combined in order to present the year ended December 31, 2005.

(a)          Represents the amortization expense of the step-up in fair value of long-term contracts to purchase raw materials.

(b)         Represents the non-cash impact on cost of goods sold relating to the step-up in inventory.

(c)          In-process R&D represents the write off of in-process research and development that was capitalized and immediately written off in purchase accounting.

(d)         Represents amortization of step-up in inventory and intangible assets that were established in purchase accounting as a result of the fair market value adjustment to the Company’s investments in equity affiliates.

(e)          Represents one-time plant rehabilitation costs, employee severance, and an accrued executive retention bonus. The adjustment for the year ended December 31, 2005 represents change in control payments to former officers and directors of the Company.

(f)            The year ended December 31, 2005 includes a non-cash charge for accretion of shares subject to mandatory redemption and non-recurring environmental costs.

(g)         Net curtailment gain as a result of amendments to the U.S. pension and post retiree health plans approved in the third quarter of 2005.

(h)         Represents non-recurring Acquisition Transaction related costs such as make-whole payments on predecessor debt, broker fees, sponsor fee, accelerated vesting of predecessor stock options, transaction bonuses paid to certain employees and fees for legal and accounting services.

(i)             Represents the pro forma effect of the purchase accounting adjustment to the financial statements for defined benefit pension plans and retiree health benefit plans.

(j)             Represents costs incurred under predecessor ownership that will no longer be incurred, including certain board of director expenses, corporate charitable contributions and shareholder relation costs.